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                                                                   EXHIBIT 10.26

                       AGREEMENT OF LIMITED PARTNERSHIP OF
                        BEHRINGER HARVARD 4245 CENTRAL LP

        THIS AGREEMENT OF LIMITED PARTNERSHIP (this "AGREEMENT") is made and entered into effective as of the ___ day of August, 2004, by and among BEHRINGER HARVARD 4245 CENTRAL GP, LLC, a Texas limited liability company (the "GENERAL PARTNER"), BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP, a Texas limited partnership ("BH Fund"), REALTY AMERICA GROUP (4245 CENTRAL), LP, a Texas limited partnership ("REALTY AMERICA"), HSAD PARTNERS, a Texas general partnership ("HSAD"), and BGO INVESTMENTS, a Texas general partnership ("BGO").

                                   ARTICLE I.

              FORMATION, NAME, PRINCIPAL PLACE OF BUSINESS - AGENT
                         PURPOSES, TERM AND DEFINITIONS

        1.1 FORMATION. For and in consideration of the mutual covenants herein contained, the Partners hereby form a limited partnership (hereinafter the "PARTNERSHIP") under and pursuant to the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann., art 6132a-1 (such Act hereinafter referred to as "TRLPA"). The Partnership shall be governed by TRLPA. The Certificate (as hereinafter defined) has been or shall promptly be filed and recorded in such office and places as is required by TRLPA.

        1.2 NAME. The business of the Partnership shall be conducted under the name of "Behringer Harvard 4245 Central LP."

        1.3 PARTNERSHIP OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The Partnership shall maintain its principal office in the State of Texas at 1323 North Stemmons Freeway, Suite 212, Dallas, Texas 75207, or at such other place as the General Partner, subject to Approval by Partnership Vote, may from time to time designate. The Registered Office in the State of Texas is 1323 North Stemmons Freeway, Suite 212, Dallas, Texas 75207, and the agent for service of process at such address shall be Gerald J. Reihsen, III. The Partnership may maintain such different or additional offices as the General Partner may determine.

        1.4 PURPOSES. The nature and business of the Partnership and the purposes to be conducted and promoted by the Partnership are to engage solely in the following activities:

            (a) To acquire, own, maintain, operate, manage, finance (including pursuant to the Mortgage Loan, as hereinafter defined), lease, refinance, and sell or exchange the Property (as hereinafter defined); and

            (b) To exercise all powers enumerated in TRLPA or this Agreement necessary or convenient to the conduct, promotion or attainment of the business or purposes set forth in Section 1.4(a).

        1.5 TERM. The Partnership shall continue until December 31, 2054, unless the Partnership is terminated sooner pursuant to Article XII.

        1.6 DEFINITIONS. As used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meanings:

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        "ADDITIONAL CAPITAL CONTRIBUTIONS" means all amounts contributed (or deemed to be contributed) to the Partnership as additional Capital Contributions by the Partners under Section 3.2.

        "ADDITIONAL CAPITAL CONTRIBUTIONS ACCOUNT" means an account maintained for the Partners equal to (a) all Additional Capital Contributions to the Partnership made (or deemed made) by such Partner pursuant to Section 3.2, less
(b) the aggregate distributions made to such Partner pursuant to Section 6.1(a) of this Agreement.

        "ADJUSTMENT DATE" means the close of business on the last day of any fiscal year of the Partnership.

        "AFFILIATE" means, with respect to any Person (a) any other Person, directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such specified Person; (c) any officer, director, partner, member or trustee of such specified Person; and (d) if any Person who is an Affiliate is an officer, director, partner, member or trustee of another Person, such other Person. The term "control" shall mean the ability, directly or indirectly, to control the management of an entity.

        "AGREEMENT" means this Agreement of Limited Partnership.

        "APPROVAL BY PARTNERSHIP VOTE" means approval by the General Partner and a Majority in Interest of the Limited Partners pursuant to a Partnership Vote.

        "ASSETS" means all of the assets of the Partnership (including, without limitation, the Property).

        "CAPITAL ACCOUNT" means, with respect to each Partner, the account established and maintained on the books and records of the Partnership for each Partner pursuant to Section 3.3 below, adjusted as provided for therein.

        "CAPITAL CONTRIBUTION" means the amount of money and the Gross Asset Value of other property or consideration contributed to the capital of the Partnership by a Partner.

        "CAPITAL CONTRIBUTION BALANCE" means, for each Partner, the cumulative Capital Contributions of that Partner less the cumulative distributions to that Partner in return thereof pursuant to Sections 6.1(a) and (b).

        "CASH NEEDS" has the meaning set forth in Section 3.2.

        "CERTIFICATE" means the Certificate of Limited Partnership of the Partnership.

        "CODE" means the Internal Revenue Code of 1986 as it may be amended or revised from time to time, or any provision of succeeding law.

        "DEPRECIATION" means, with regard to any Partnership asset for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean "book depreciation, depletion or amortization" as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.



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        "DISTRIBUTABLE CASH" means all cash, revenues, and funds received by the
Partnership, and any amounts released from Reserves to the extent the General Partner, subject to Approval by Partnership Vote, deems that the amount released is no longer required to be retained in Reserves, less the sum of the following to the extent paid or set aside by the Partnership: (a) all principal and interest payments on indebtedness of the Partnership (including the Mortgage
Loan) and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of the Partnership business; (c) such amounts as may be added to Reserves as the General Partner, subject to Approval by Partnership Vote, deems reasonably necessary to the proper operation of the Partnership's business.

        "GENERAL PARTNER" means Behringer Harvard 4245 Central GP, LLC, a Texas limited liability company, and any other Person who has been admitted as a General Partner in the Partnership pursuant to the provisions of this Agreement.

        "GROSS ASSET VALUE" means, except as set forth below, the adjusted basis of an asset for federal income tax purposes:

        (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution, as determined by Approval by Partnership Vote;

        (b) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by Approval by Partnership Vote, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partners in exchange for more than a DE MINIMIS Capital Contribution and any such other time as the General Partner, subject to Approval by Partnership Vote, reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership; (ii) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership property as consideration for an interest in the Partnership and any such other time as the General Partner, subject to Approval by Partnership Vote, reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and
(iii) the liquidation of the Partnership within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(g);

        (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner subject to Approval by Partnership Vote; and

        (d) The Gross Asset Values of Partnership assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) as determined by the General Partner subject to Approval by Partnership Vote, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the General Partner, subject to Approval by Partnership Vote, determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant this subsection (d).

        (e) After the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), or (d) hereof, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), (c) or (d) of this provision, such



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Gross Asset Value shall thereafter be computed in accordance with Section
1.704-1(b)(2)(iv) of the Regulations.

        "HPT" means HPT Management Services LP, a Texas limited partnership.

        "IMPROVEMENTS" means any improvements and related amenities now located or to be constructed on the Property.

        "INITIAL CAPITAL CONTRIBUTIONS" means all amounts contributed (or deemed to be contributed) to the Partnership as a Capital Contribution by the Partners under Section 3.1.

        "INITIAL CAPITAL CONTRIBUTION ACCOUNT" means, for each Partner (a) the Initial Capital Contribution made by such Partner pursuant to Section 3.1 of this Agreement, less (b) the aggregate distributions made to such Partner pursuant to Section 6.1(b) of this Agreement.

        "IRR" means an internal rate of return of the specified percentage per annum on Capital Contributions as calculated using Microsoft Excel, IRR Function, or, if the General Partner believes such method of calculation is not appropriate, then any other method of calculation selected by the General Partner, subject to Approval by Partnership Vote. For purposes of computing IRR, the General Partner shall take into account all Capital Contributions made by a Partner to the Partnership pursuant to Sections 3.1 and 3.2 and all distributions received by a Partner pursuant to Sections 6.1 and 12.2. A Partner's Initial Capital Contributions shall be deemed invested on the closing date of the acquisition of the Property by the Partnership, and all Additional Capital Contributions and all distributions shall be deemed to have been made of the last day of the month in which the same are made or received.

        "LEASING AGREEMENT" means a leasing agreement by and between the Partnership and the Trammell Crow Provider providing for the performance by the Trammell Crow Provider of leasing services with respect to the Property and payment by the Partnership to the Trammell Crow Provider of leasing commissions (not to exceed market rate commissions) with respect to executed leases of the Property.

        "LIMITED PARTNERS" means BH Fund, Realty America, HSAD and BGO, and any other Person who is admitted as a limited partner in the Partnership pursuant to the provisions of Article VIII.

        "MAJOR DECISION" has the meaning set forth in Section 4.3 of this Agreement.

        "MAJORITY IN INTEREST" shall mean Limited Partners owning more than sixty percent (60%) of the initial Residual Percentages (as set forth in clause
(a) of the definition of Residual Percentages).

        "MANAGEMENT AGREEMENT" means that certain Amended and Restated Property Management and Leasing Agreement, by and between the Partnership and HPT, in the form attached hereto as EXHIBIT B.

        "MORTGAGE LOAN" shall mean that certain mortgage loan in the approximate amount of $6,500,000.00 encumbering the Property to be borrowed by the Partnership in connection with the acquisition of the Property by the Partnership.

        "NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations. Subject to the preceding sentence, the amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during the fiscal year (determined under Section 1.704-2(d) of the Regulations) over the



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aggregate amount of any distributions during the fiscal year of proceeds of a
Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain (determined under Section 1.704-2(h) of the Regulations).

        "NONRECOURSE LIABILITY" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

        "OPERATING BUDGET" means the annual budget, prepared by the General Partner and with respect to which Approval by Partnership Vote has been obtained, and setting forth the estimated capital and operating expenses of the Partnership for the then current or immediately succeeding calendar year and for each month and each calendar quarter of such calendar year, in such detail as determined by Approval by Partnership Vote.

        "OPERATING EXPENSES" means all the cash expenditures made or required to be made by the Partnership in connection with the operation of the Partnership in the ordinary course of business, including without limitation, cash expenditures made or required to be made by the Partnership in connection with the ownership, management, improvement, operation, maintenance, financing and upkeep of the Property, as well as debt service (principal and interest) and capital expenditures of the Partnership; provided, however, Operating Expenses shall not include (a) any overhead or general administrative costs or expenses of the General Partner or salaries or other compensation paid to its employees, officers, directors or shareholders (unless specifically provided for in this Agreement); (b) any expenditures paid or payable from cash Reserves of the Partnership (provided that to the extent any capital expenditures are made in excess of any such Reserves established for such capital expenditures, such excess amounts shall be included as an Operating Expense); and (c) non-cash items such as depreciation and amortization.

        "PARTIALLY ADJUSTED CAPITAL ACCOUNTS" means, with respect to any Partner as of an Adjustment Date, the Capital Account of such Partner as of the beginning of the fiscal year ending on such Adjustment Date (where such Capital Account does not reflect such Partner's share of either cumulative Partner Minimum Gain or cumulative Partnership Minimum Gain), after giving effect to all allocations of items of income, gain, loss or deduction not included in Profits and Losses and all Capital Contributions and distributions during such period, but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 7.1 hereof, increased by (a) such Partner's share of Partnership Minimum Gain as of the end of such fiscal year, and (b) such Partner's share of Partner Minimum Gain as of the end of such fiscal year.

        "PARTNER" means each of the General Partner and the Limited Partners, and "PARTNERS" means collectively all of such Partners.

        "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

        "PARTNER NONRECOURSE DEBT" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

        "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Section 1.704-2(i) of the Regulations. Subject to the foregoing, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distribution during that fiscal year to the Partner that bears the



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economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Regulations.

        "PARTNERSHIP" means Behringer Harvard 4245 Central LP, a Texas limited partnership.

        "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Section 1.704-2(d) of the Regulations. Subject to the foregoing, Partnership Minimum Gain shall equal the amount of gain, if any, which would be recognized by the Partnership with respect to each nonrecourse liability of the Partnership (or Property Owner) if the Partnership were to Transfer the Partnership property (or the Property Owner were to Transfer the Property Owner property) which is subject to such nonrecourse liability in full satisfaction thereof.

        "PARTNERSHIP VOTE" shall mean a vote of the Partners. A Partnership Vote may be conducted at a meeting of the General Partner and the Limited Partners, which meeting may take place by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating therein can hear each other. Alternatively, a Partnership Vote may be conducted by notice sent by the General Partner to the Limited Partners, which notice shall set forth (a) the matter with respect to which the Partnership Vote is to be made and (b) the time period within which the General Partner and the Limited Partners must respond to the notice. Such time period shall not be less than seven (7) business days or more than fourteen (14) business days. If the General Partner or any Limited Partner does not respond to the notice within the time period specified in the notice, such Partner shall be deemed to have given its written consent in favor of the matter set forth in the notice. If a written consent or consents setting forth the matter to be determined is signed by the General Partner and a Majority in Interest of the Limited Partners, Approval by Partnership Vote shall be deemed to have been obtained with respect to such matter.

        "PERSON" means any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

        "PROFITS" AND "LOSSES" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

        (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this subsection (a) shall be added to such taxable income or loss;

        (b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this subsection (b) shall be subtracted from such taxable income or loss;

        (c) In the event the Gross Asset Value of any of the Partnership assets is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment



                                       6
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shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

        (d) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

        (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations for such fiscal year or other period; and

        (f) Notwithstanding anything contained herein to the contrary, any items which are specially allocated pursuant to Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d), 7.3(e) and 7.3(f) shall not be taken into account in computing Profits or Losses.

        "PROPERTY" means the tract of land (and all rights and appurtenances incident thereto) described in EXHIBIT A attached hereto and all Improvements located, or to be constructed, or developed thereon.

        "PROPERTY MANAGEMENT SUBCONTRACT" means that certain Property Management Subcontract, by and between HPT and the Trammell Crow Provider in the form attached hereto as EXHIBIT C.

        "PURCHASE AGREEMENT" means that certain Purchase and Sale Agreement by and between Realty America Group (4245 Central), LP, a Texas limited partnership, as purchaser, and Vortisch Holdings, L.P., a Texas limited partnership, as seller, dated as of April 19, 2004, together with all amendments thereto.

        "REGULATIONS" means the federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        "RESERVES" means funds set aside or amounts allocated to reserves for working capital, taxes, insurance, debt service or other costs and expenses incident to the ownership and operation of the Property. The amount of funds to be set aside in Reserves shall be determined by the General Partner subject to Approval by Partnership Vote.

        "RESIDUAL PERCENTAGE" means (a) the following percentages until such time as the Limited Partners have received the Threshold Return: (i) as to the General Partner, one-tenth of one percent (0.1%); (ii) as to BH Fund, forty nine and nine-tenths percent (49.9%); (iii) as to Realty America, thirty seven and one-half percent (37.5%); (iv) as to HSAD, six and one-fourth percent (6.25%); and (v) as to BGO, six and one-fourth percent (6.25%); and (b) the following percentages after the Limited Partners have received the Threshold Return: (i) as to the General Partner, one-tenth of one percent (0.1%); (ii) as to BH Fund, thirty four and nine-tenths percent (34.9%); (iii) as to Realty America, fifty six and one-fourth percent (56.25%); (iv) as to HSAD, four and three hundred seventy five one thousandths percent (4.375%); and (v) as to BGO, four and three hundred seventy five one thousandths percent (4.375%).

        "TARGET ACCOUNT" means, with respect to any Partner as of any Adjustment Date, a balance (which may be positive or negative) equal to the hypothetical amount that such Partner would



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receive upon the liquidation of the Partnership, assuming that (a) all assets of the Partnership were sold for an amount equal to their respective Gross Asset Values, (b) all liabilities of the Partnership allocable to those properties became due and were satisfied in accordance with their terms (limited with respect to each non-recourse liability, to the Gross Asset Value of the asset securing such liability), and (c) all net assets of the Partnership were distributed pursuant to Section 6.1 hereof, computed after the Capital Contributions have been made for the period ending on such Adjustment Date. The General Partner shall determine Gross Asset Value from year to year or at any point in time as needed.

        "THRESHOLD RETURN" means an IRR of sixteen percent (16%).

        "TRAMMELL CROW PROVIDER" means the Affiliate of Trammell Crow Company that enters into the Property Management Subcontract or the Leasing Agreement.

        "TRANSFER" means, with respect to a particular property, right or interest, the assignment, sale, transfer, pledge, disposition, hypothecation, mortgage, pledge or the grant of a lien or security interest in such right or interest (or any part thereof), whether voluntarily, involuntarily or by operation of law, and whether for consideration or no consideration.

                                  ARTICLE II.

                                    PARTNERS

        2.1 GENERAL PARTNER.The name and address of the General Partner is as follows:

             NAME                                            ADDRESS
             ----                                            -------

    Behringer Harvard 4245 Central GP, LLC          1323 North Stemmons Freeway
                                                    Suite 212
                                                    Dallas, Texas  75207
                                                    Attn:  Chief Legal Officer

        2.2 LIMITED PARTNERS. The names and addresses of the Limited Partners are as follows:

             NAME                                                   ADDRESS
             ----                                                   -------

      Behringer Harvard Short-Term Opportunity     1323 North Stemmons Freeway
         Fund I LP                                 Suite 212
                                                   Dallas, Texas  75207
                                                   Attn:  Chief Legal Officer

      Realty America Group (4245 Central), LP      4809 Cole Avenue, Suite 200
                                                   Dallas, Texas 75205
                                                   Attn: Webb M. Sowden, III

      HSAD Partners                                HSAD, Inc.
                                                   1800 Preston Park Blvd.,
                                                   Suite 250
                                                   Plano, Texas 75093
                                                   Attn: Chris Smith


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      BGO Investments                               4245 N. Central Expressway,
                                                    Suite 300
                                                    Dallas, Texas 75205

                                  ARTICLE III.

                                     CAPITAL

        3.1 INITIAL CAPITAL CONTRIBUTIONS. Upon the execution of this Agreement, the Partners shall make Initial Capital Contributions to the Partnership of cash in the amounts set forth opposite their respective names on EXHIBIT D attached hereto and made a part hereof.

        3.2 ADDITIONAL CAPITAL CONTRIBUTIONS.

            (a) If at any time the General Partner determines that the Partnership requires funds to close the acquisition of the Property or for Operating Expenses, or that within ninety (90) days the Partnership will require funds for Operating Expenses (collectively, "CASH NEEDS"), then the General Partner shall use reasonable efforts to secure third party or Partner loans to fulfill such Cash Needs. If such efforts to secure third party or Partner loans are unsuccessful, the General Partner may send the Limited Partners written notice ("ADDITIONAL CAPITAL NOTICE") requesting that the Limited Partners, together with the General Partner, contribute in cash such amounts as are necessary to satisfy such Cash Needs and describing the purpose for which the funds are needed. If so requested, the General Partner and each Limited Partner shall be obligated to make an Additional Capital Contribution equal to the product of its Residual Percentage and the amount of the Cash Needs. The time for the payment of any Additional Capital Contribution to the Partnership shall be determined by the General Partner, but shall in no event be less than ten
(10) days after the delivery of the Additional Capital Notice.

            (b) If the General Partner or a Limited Partner fails to timely contribute all or any portion of any Additional Capital Contribution required of such Partner, then such Partner shall be considered a "DELINQUENT PARTNER." The Partnership may, upon notice to a Delinquent Partner, exercise either one of the following remedies as its sole remedy:

                (i) permit the non-Delinquent Partner(s) to advance that portion of the Additional Capital Contribution that is in default as a loan (a "DEFAULT LOAN") with the following results: (A) the sum thus advanced shall constitute a loan to the Delinquent Partner; (B) such loan and all accrued unpaid interest thereon shall be due on demand, or if no demand is made, twelve (12) months after such advance is made; (C) the loan shall bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law, from the date made until the date fully repaid compounding monthly; and (D) all Partnership distributions and other payments that otherwise would be made to the Delinquent Partner (whether before or after dissolution of the Partnership) under this Agreement (including those under Article 6) shall be paid to the non-Delinquent Partner until the loan and all interest accrued thereon is paid in full (with all such payments being applied first to accrued and unpaid interest and then to principal and being deemed to be a distribution or payment (as may apply) to the Delinquent Partner, and, in turn, a payment by the Delinquent Partner with respect to the loan from the non-Delinquent Partner); or

                (ii) permit the non-Delinquent Partner to contribute that portion of the Additional Capital Contribution that is in default as an Additional Capital Contribution made by the non-Delinquent Partner, in which case the non-Delinquent Partner shall have its Residual Percentage increased and the Delinquent Partner shall have its Residual Percentage decreased in the following manner: (A) the



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

Residual Percentage of the non-Delinquent Partner immediately following such Additional Capital Contributions shall be increased by an amount equal to 110% x A/B, where 'A' equals the amount the non-Delinquent Partner contributed in respect of the Delinquent Partner's required Additional Capital Contribution, and `B' equals the sum of all unreturned Capital Contributions previously made to the Partnership after giving effect to the amounts advanced under this
Section 3.2(b)(ii) on behalf of the Delinquent Partner; and (B) the Residual Percentage of the Delinquent Partner shall be decreased by the increase of the non-Delinquent Partner's Residual Percentage.

            (c) The exercise by the Partnership of the remedies set forth in
Section 3.2(b) above shall be determined by the non-Delinquent Partner in its sole discretion and not by the Delinquent Partners.

            (d) With respect to any efforts by the General Partner to obtain loans to the Partnership from a third party or a Partner (including the General Partner), the financing terms must be substantially similar to (or more favorable than) loans which the Partnership could obtain on a competitive arms-length basis. If the General Partner is unable to determine whether the financing terms are competitive on an arms-length basis, the General Partner may seek a Partnership Vote on the issue, or may seek and rely upon the advice of an independent expert in financing. If any Partner makes any loan or loans to the Partnership or advances money on its behalf, the amount of any loan or advance shall not be treated as a Capital Contribution but shall be treated as a debt due from the Partnership to such Partner.

        3.3 CAPITAL ACCOUNTS. The Partnership shall establish and maintain on its books and records for each Partner a capital account (collectively the "CAPITAL ACCOUNTS") in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Subject to the foregoing, each Partner's Capital Account generally shall be:

            (a) increased by (i) the amount of money contributed by such Partner to the Partnership, including Partnership liabilities assumed by such Partner;
(ii) the fair market value of property (net of liabilities securing such property that the Partnership has assumed, or taken subject to, under Section 752 of the Code), or other consideration contributed by such Partner to the Partnership; and (iii) allocations to such Partner of Net Profits (and items thereof, including certain tax exempt income) and income and gain described in
Section 1.704-1(b)(2)(iv)(g) of the Regulations; and

            (b) decreased by (i) the amount of money distributed to such Partner by the Partnership, including such Partner's individual liabilities assumed by the Partnership; (ii) the fair market value of all property distributed to such Partner by the Partnership (net of liabilities that such Partner is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Partner of Net Losses and deductions, including expenses described in Section 705(a)(2)(B) of the Code which are not deductible for tax purposes.

        3.4 INTEREST ON AND WITHDRAWAL OF CAPITAL CONTRIBUTIONS. Neither the General Partner nor the Limited Partners shall be entitled to receive any interest on Capital Contributions, nor shall the General Partner or the Limited Partners be entitled to withdraw or otherwise receive a return of their Capital Contributions from the Partnership, except pursuant to the terms and conditions of this Agreement. No Partner shall be required to contribute or lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions.

        3.5 RESIGNATION; REDEMPTION. Except as otherwise expressly permitted by this Agreement, no Partner may resign or withdraw from the Partnership without Approval by Partnership Vote. A Partner's interest in the Partnership may not be redeemed or purchased by the Partnership without prior Approval by Partnership Vote.

        3.6 TRANSFERS. If any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

                                  ARTICLE IV.

                                   MANAGEMENT

        4.1 GENERAL POWERS OF GENERAL PARTNER. Except as provided in Section 4.3 hereof, the General Partner, acting alone, shall be authorized and empowered to make all decisions and to act on behalf of the Partnership and be solely responsible for the operation and management of the business of the Partnership, with all rights and powers generally conferred by applicable law or necessary, advisable or consistent in connection therewith, including without limitation to cause the Partnership to make all decisions, take all actions as may be necessary for the Partnership to perform fully, and promptly satisfy and discharge each and every obligation or responsibility of the Partnership. The General Partner may take all necessary and appropriate action to consummate a Major Decision if the Major Decision was approved (or deemed approved) in advance pursuant to Section 4.3 hereof. For any other action that does not or would not constitute a Major Decision, the General Partner may take all necessary and appropriate action without further authorization.

        4.2 SPECIFIC POWERS OF THE GENERAL PARTNER. By way of illustration of the General Partner's power and authority pursuant to Section 4.1 and not as a limitation thereon, the General Partner shall have the unilateral right and power to take any and all of the following actions on behalf of the Partnership except to the extent any such action requires Approval by Partnership Vote pursuant to Section 4.3 of this Agreement:

            (a) to consummate the transaction contemplated in the Purchase Agreement and the Mortgage Loan and to execute all documents necessary or advisable in connection therewith; provided, however, that no material change in the terms of the Purchase Agreement shall be made without Approval by Partnership Vote.

            (b) to take actions normal or customary for the owner of businesses similar to that operated by the Partnership;

            (c) to perform any and all acts necessary or appropriate in connection with the business of the Partnership;

            (d) to procure and maintain appropriate insurance covering the property of the Partnership;

            (e) to take and hold all property and assets of the Partnership, real, personal and mixed, in the name of the Partnership;

            (f) to coordinate all accounting and clerical functions of the Partnership and employ and contract such accountants, lawyers, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

            (g) to negotiate and execute leases of the Property; and

            (h) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the development and operation of the Property as may be lawfully carried on or performed by a limited partnership under the laws of each state in which the Partnership is then formed, qualified, or does business.

        4.3 MAJOR DECISIONS. All "Major Decisions" (hereinafter defined) with respect to the Partnership business shall require Approval by Partnership Vote. All Major Decisions shall be made by the Partners in a timely manner with due regard for the necessity of obtaining and evaluating the information necessary for making such Major Decisions. A "MAJOR DECISION" as used in this Agreement means any decision with respect to the following matters:

           (a) any merger or consolidation of the Partnership with another entity;

            (b) any acquisition of any real property other than the Property;

            (c) any borrowing by the Partnership or guarantee of debt of any other Person, or permitting the Partnership to incur any debt or other obligations other than the Mortgage Loan or trade payables with respect to the Property (each of which is expressly approved hereby); provided, however, that the General Partner may, without such action being Approved by Partnership Vote,
(i) obtain interim financing not to exceed eighty five percent (85%) of the total cost of the Property and secure a first lien mortgage to pay off the interim debt, which first lien mortgage shall not be at a rate in excess of 200 basis points over the corresponding treasury rate, (ii) refinance the Property at a lower interest rate, and (iii) refinance the Property, if as a result of such refinancing the personal guarantees of the Partners or their Affiliates are removed, provided, however, that the terms of such refinancing shall be subject to Approval by Partnership Vote.

            (d) except for expenditures made and obligations incurred pursuant to an Operating Budget, making any expenditure or incurring any obligation by or for the Partnership, or approving any such expenditure or obligation to be made or incurred by the Partnership, in excess of 105% of the amount set forth on an Operating Budget therefor (the "105% LIMITATION"); provided, that the General Partner may (without prior Approval by Partnership Vote) make expenditures that it reasonably determines are necessary or appropriate that exceed such 105% Limitation provided that the aggregate amount of such expenditures do not exceed the lesser of: (i) fifteen percent (15%) of the Operating Budget, or (ii) Fifty Thousand Dollars ($50,000.00) in any 12-month period; provided, further, that if emergency repairs to the Property are necessary to avoid imminent danger of injury to the Property or to an individual, the General Partner may make such expenditures as may be necessary to alleviate such situation (without regard to the foregoing limitations) and shall promptly notify the Limited Partners in writing of the event giving rise to such repairs and the actions taken with respect thereto;

            (e) causing the Partnership to file a voluntarily bankruptcy petition, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of its assets, causing the Partnership to file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, causing the Partnership to file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or to take any action in furtherance of the foregoing;

            (f) causing the Partnership to file any lawsuit, other than lawsuits arising from the normal day-to-day operation of the Property, such as suits to collect unpaid rent and eviction suits;

            (g) any payment by the Partnership of any compensation to a Partner or an Affiliate of a Partner, or any transaction between the Partnership and any Partner or Affiliate of a Partner, except to the extent that any payment to, or transaction with, a Partner is set forth in an approved Operating Budget or expressly authorized or approved pursuant to the terms of this Agreement;

            (h) executing or approving any agreement or contract with any Person to be an agent for the Partnership or to be other than an independent contractor, or which permits any such Person to sign any agreement or contract, including, without limitation, brokerage, listing or commission agreements or service contracts, on behalf of the Partnership;

            (i) the dedication of any portion of the Property to any federal, state or local government or political subdivision;

            (j) approval of a management or leasing agreement related to the Property;

            (k) executing or approving any agreement, contract, or arrangement, with a term of more than one year that is not terminable with 30-days notice without penalty;

            (l) assigning the Partnership's rights in specific Partnership property for other than Partnership purposes;

            (m) any act in contravention of this Agreement;

            (n) any act which would make it substantially impractical to carry on the ordinary business of the Partnership, other than a Transfer of all or substantially all of the assets of the Partnership with respect to which Approval by Partnership Vote has been obtained;

            (o) any confession of a judgment against the Partnership;

            (p) making, executing or delivering any assignment for the benefit of creditors of the Partnership, or signing any bond, confession of judgment, indemnity bond or surety bond by or on behalf of the Partnership;

            (q) any Transfer (other than leases of the Property executed in the ordinary course of business) of all or any part of (i) the Property, or (ii) any other Partnership asset the value of which exceeds $25,000;

            (r) any admission of any new Partner to the Partnership;

            (s) the dissolution or termination of the Partnership

            (t) the approval of any tax election that adversely affects a Limited Partner;

            (u) any change in the nature, purpose or scope of business of the Partnership; and

            (v) any other decision or action which by the provisions of this Agreement is required to be authorized by Approval by Partnership Vote.

        4.4 APPROVAL RIGHTS OF REALTY AMERICA. Notwithstanding anything contained herein to the contrary, until the second (2nd) anniversary of the date of this Agreement, the Partnership shall not sell the Property or refinance the Mortgage Loan without the approval of Realty America (which approval shall not be unreasonably withheld). The foregoing limitation shall not apply to the Mortgage Loan, it being specifically agreed that the General Partner shall have the authority to execute on behalf of the Partnership any and all documents the General Partner deems necessary or advisable in order to consummate the Mortgage Loan.

        4.5 OPERATING BUDGETS. The Partnership shall operate under annual Operating Budgets which shall be prepared in accordance with the Property Management Subcontract; provided, that if the Property Management Subcontract is not in effect then the Operating Budgets shall be prepared by the General Partner and subject to Approval by Partnership Vote. After an annual Operating Budget has been approved, the General Partner shall implement it on behalf of the Partnership (including in accordance with the Property Management Subcontract) and may cause the Partnership to incur the expenditures and obligations therein provided. The General Partner shall submit (or request the manager of the Property to submit) to the Limited Partners any proposed Operating Budget for each calendar year by November 15 of the preceding calendar year. Provided that each of the Limited Partners receives the proposed Operating Budget for each calendar year by November 15 of the preceding calendar year, together with all supporting information necessary for the Limited Partners to review the Operating Budget, each Limited Partner will approve, reject, or provide changes to the Operating Budget by December 15 of the year in which the proposed Operating Budget was submitted to the Limited Partners. If an Operating Budget for any calendar year has not been approved by January 1 of that year, the Partnership shall continue to operate under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments.

        4.6 LIMITED PARTNER PARTICIPATION IN MANAGEMENT. The Limited Partners, as limited partners, shall not participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, and the Limited Partners, as the limited partners, shall not have any right or power to sign for or bind the Partnership in any manner, except as expressly provided under the provisions of this Agreement. Any rights of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership or the exercise of control of the Partnership business. Except as may be otherwise expressly provided herein, the Limited Partners shall not have the right to vote on any matter concerning the management and affairs of the Partnership.

        4.7 PAYMENT OF COSTS AND EXPENSES. The Partnership will be responsible for paying all costs and expenses of forming and continuing the Partnership, acquiring the Property, and conducting the business of the Partnership, including, without limitation, accounting costs, legal expenses and office supplies. In the event any such costs and expenses are incurred and paid by the General Partner on behalf of the Partnership, then, except as expressly provided to the contrary in this Agreement, such Partner shall be entitled to be reimbursed for such payment so long as such cost or expense was reasonably necessary and is reasonable in amount. The Partnership may use the proceeds of any revenues of the Partnership to reimburse a Partner for any such costs and expenses so paid.

        4.8 TRANSACTIONS WITH AFFILIATES. Any agreement whereby any service or activity to be performed for the Partnership is to be performed by an Affiliate of a Partner shall require Approval by a Partnership Vote. The Partners hereby acknowledge and agree that Approval by Partnership Vote has been obtained with respect to the Management Agreement, the Property Management Subcontract, and the Leasing Agreement.

        4.9 FEES PAYABLE BY THE PARTNERSHIP.

            (a) Upon the acquisition of the Property, the Partnership shall pay to Realty America or its Affiliate designee a brokerage commission in the amount of Ninety Five Thousand Dollars ($95,000).

            (b) The Partnership shall contract with HPT for HPT to perform management services in respect of the Property in accordance with the Management Agreement, pursuant to which HPT will receive a management fee from the Partnership as set forth in the Management Agreement.

            (c) The Partners acknowledge and agree that HPT will subcontract with the Trammell Crow Provider to perform management services in respect of the Property in accordance with the Management Agreement, as set forth in the Property Management Subcontract.

            (d) The Partnership shall enter into the Leasing Agreement with the Trammell Crow Provider (and the General Partner is hereby authorized to execute the Leasing Agreement on behalf of the Partnership).

            (e) Realty America shall be entitled to act as the exclusive listing agent in connection with any sale of the Property. Accordingly, Realty America shall perform such services as are customarily performed by listing agents for property similar to the Property in the Dallas/Fort Worth area, and such services shall be substantial services in connection with the sales effort performed on behalf of the Partnership as agent for the General Partner (or Affiliate designated by the General Partner) in respect of the disposition of the Property. In consideration of such efforts, the Partnership shall pay to Realty America a market rate sales commission, payable if and when the closing of the sale of the Property occurs. Notwithstanding the preceding sentence: (i) in no event shall the total sales commission payable by the Partnership pursuant to the preceding sentence exceed two percent (2%) of the gross sales proceeds received by the Partnership for the Property; and (ii) if any broker other than Realty America is involved in the sale of the Property, Realty America shall be obligated to pay any commission due to such broker.

        4.10 OTHER COMPENSATION. Except as provided in this Agreement, no Partner or its Affiliate shall be entitled to any compensation unless Approval by Partnership Vote is obtained with respect thereto.

                                   ARTICLE V.

                          RIGHTS AND POWERS OF PARTNERS

        5.1 LIMITATION OF LIABILITY.

            (a) LIMITATION ON LIABILITY OF LIMITED PARTNERS. The Limited Partners shall not be bound by, or personally liable for, obligations or liabilities of the Partnership to outside third parties beyond the amount of their Capital Contributions to the Partnership, and the Limited Partners shall not be required to contribute any capital to the Partnership for any obligations to third parties in excess of the Capital Contributions actually made under Sections 3.1 and 3.2 hereof.

            (b) LIMITATION ON LIABILITY OF GENERAL PARTNER. The General Partner (including its members, officers, directors, agents, employees and representatives) shall not be liable or responsible in damages or otherwise to the Partnership or any Partner for any liability or loss relating to the performance or nonperformance of any act concerning the business of the Partnership, provided the General Partner was not guilty of gross negligence or willful misconduct.

        5.2 INDEMNIFICATION.

            (a) The General Partner (including its members, partners, officers, directors, agents, employees and representatives) shall be indemnified by the Partnership to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Partnership, provided that the General Partner has determined in good faith that such course of conduct was in, and not opposed to, the best interests of the Partnership and such liability or loss was not the result of gross negligence or willful misconduct, or a material breach of this Agreement on the part of the General Partner or such person, and (2) any such indemnification will only be recoverable from the assets of the Partnership and the Limited Partners shall not have any liability on account thereof. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of the existence of the General Partner, or the withdrawal, adjudication of bankruptcy or insolvency of the General Partner.

            (b) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against any person who may be entitled to indemnification pursuant to this Section 5.2 may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by such person on behalf of the Partnership, (ii) the legal action is initiated by a third party who is not a Limited Partner, and (iii) such person undertakes to repay the advanced funds to the Partnership in cases in which it is not entitled to indemnification under this Section 5.2.

            (c) The term "General Partner" as used in this Section 5.2 shall include any additional or substitute general partner and any Affiliate of a General Partner performing services on behalf of the Partnership.

        5.3 OTHER BUSINESS ACTIVITIES. Subject to the other express provisions of this Agreement, each Partner and any Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in direct or indirect competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate therein or to account therefor.

        5.4 INFORMATION. In addition to the other rights specifically set forth in this Agreement, each Partner is entitled to the following information: (a) true and full information regarding the status of the business and financial condition of the Partnership; (b) promptly after becoming available, a copy of the Partnership's federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Partner; (d) a copy of this Agreement, the Certificate, and all amendments to such documents; and (e) other information regarding the affairs of the Partnership to which that Partner is entitled pursuant to the TRLPA.

                                  ARTICLE VI.

                 DISTRIBUTIONS/ALLOCATIONS OF PROFITS AND LOSSES

        6.1 DISTRIBUTIONS OF DISTRIBUTABLE CASH. Within twenty (20) days following the end of each month (unless Approval by Partnership Vote is otherwise obtained), the Partnership shall distribute Distributable Cash in the following order of priority:

            (a) First, to the Partners in proportion to their respective Additional Capital Contribution Account balances until their respective Additional Capital Contribution Account balances are reduced to zero;

            (b) Next, to the Partners in proportion to their respective Initial Capital Contribution Account balances until their respective Initial Capital Contribution Account balances are reduced to zero;

            (c) Next, to the Partners, pro rata in accordance with their Residual Percentages (as calculated pursuant to clause (a) of the definition of such term) until the Partners have received distributions sufficient to provide the Threshold Return to such Partners; and

            (d) Next, to the Partners, pro rata in accordance with their Residual Percentages (as calculated pursuant to clause (b) of the definition of such term).

                                  ARTICLE VII.

                        ALLOCATION OF PROFITS AND LOSSES

        7.1 ALLOCATION OF PROFITS AND LOSSES. After application of Section 7.3 hereof, Profits and Losses for each fiscal year shall be allocated among the Partners so as to reduce, proportionately, in the case of any Profits, the difference between their respective Target Accounts and Partially Adjusted Capital Accounts for such fiscal year and, in the case of Losses, the difference between their respective Partially Adjusted Capital Accounts and Target Accounts for such fiscal year. To the extent that, in the fiscal year in which all or substantially all of the Partnership's assets are disposed of, or in the fiscal year in which the Partnership is liquidated, the allocation of Profit or Loss set forth in the preceding sentence does not cause each Partner's Partially Adjusted Capital Account balance to equal the balance of its Target Account, items of income or gain will be reallocated to any Partner with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Partner with a Partially Adjusted Capital Account that is greater than its Target Account in such manner as to reduce, to the greatest extent possible, the difference between each Partner's respective balance in its Target Account and its Partially Adjusted Capital Account balance.

        7.2 LIMITATION ON LOSS ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Losses or item of deduction shall be allocated to a Partner if such allocation would cause the Capital Account of such Partner to have a deficit in excess of the sum of (a) the amount of additional capital such Partner would be required to contribute to the Partnership if the Partnership were to dissolve on the last day of the accounting period to which such allocation relates plus (b) such Partner's distributive share of Partnership Minimum Gain as of the last day of such accounting period, determined pursuant to Regulations Section 1.704-2(g)(1), plus (c) such Partner's share of Partner Minimum Gain as of the last day of such year, determined pursuant to Regulation
Section 1.704-2(i)(5). Any amounts not allocated to a Partner pursuant to the limitations set forth in this paragraph shall be allocated to the other Partners to the extent possible without violating the limitations set forth in this paragraph. For purposes of the foregoing provisions, the balance of a Partner's Capital Account shall be determined after reducing such Capital Account by (i) all anticipated allocations of loss or deduction pursuant to Sections 704(e)(2) and 706(d) of the Code, and Section 1.751-1(b)(2)(ii) of the Regulations, and
(ii) anticipated distributions to such Partner to the extent such anticipated distributions exceed anticipated increases to such Partner's Capital Account during or prior to the year of distribution (other than increases which may not be taken into account pursuant to Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations).

        7.3 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

            (a) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated (before any other allocation is made pursuant to this Section 7.3) items of income and gain for such year (and, if necessary, for subsequent years) equal to that Partner's share of the net decrease in Partnership Minimum Gain. The determination of a Partner's share of the net decrease in Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g). The items to be specially allocated to the Partners in accordance with this Section 7.3(a) shall be determined in accordance with Regulation Section 1.704-2(f)(6). This Section 7.3(a) is intended to comply with the Minimum Gain chargeback requirement set forth in
Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (b) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-2(i)(4), in the event there is a net decrease in Partner Minimum Gain during a Partnership taxable year, each Partner who has a share of that Partner Minimum Gain as of the beginning of the year, to the extent required by Regulation Section 1.704-2(i)(4), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to that Partner's share of the net decrease in Partner Minimum Gain. Allocations pursuant to this subparagraph (b) shall be made in accordance with Regulation Section 1.704-2(i)(4). This Section 7.3(b) is intended to comply with the requirement set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            (c) QUALIFIED INCOME OFFSET ALLOCATION. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6) or which would cause the negative balance in such Partner's Capital Account to exceed the sum of (i) his obligation to restore a Capital Account deficit upon liquidation of the Partnership, plus (ii) his share of Partnership Minimum Gain determined pursuant to Regulation Section 1.704-2(g)(1), plus (iii) such Partner's share of Partner Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such excess negative balance in his Capital Account as quickly as possible. This Section 7.3(c) is intended to comply with the alternative test for economic effect set forth in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            (d) GROSS INCOME ALLOCATION. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) any amounts such Partner is obligated to restore pursuant to this Agreement, plus (ii) such Partner's distributive share of Minimum Gain as of such date, plus such Partner's share of Partner Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7.3 have been made, except assuming that Section 7.3(c) above and this Section 7.3(d) were not contained in this Agreement.

            (e) ALLOCATION OF NONRECOURSE DEDUCTIONS. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Residual Percentages.

            (f) ALLOCATION OF PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions shall be allocated as prescribed by the Regulations.

            (g) BASIS ADJUSTMENT UNDER SECTION 754. To the extent an adjustment to the adjusted tax basis of any Partnership assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain, if the adjustment increases the basis of the asset, or loss, if the adjustment decreases such basis, and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

        7.4 BUILT-IN GAIN OR LOSS/SECTION 704(C) TAX ALLOCATIONS. In the event that the Capital Accounts of the Partners are credited with or adjusted to reflect the Gross Asset Value of the Partnership's property and assets, the Partners' distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis and Gross Asset Value of such property in a manner determined by Approval by Partnership Vote. Any deductions, income, gain or loss specially allocated pursuant to this Section 7.4 shall not be taken into account for purposes of determining Profits or Losses or for purposes of adjusting a Partner's Capital Account.

        7.5 RECAPTURE. Ordinary income arising from the recapture of depreciation and unrecaptured Section 1250 gain shall be allocated to the Partners in the manner that is prescribed by the Regulations, or if the Regulations do not prescribe a manner in which depreciation is to be recaptured, then depreciation shall be recaptured in the same manner as such depreciation was allocated to the Partners.

        7.6 RETENTION OF SECTION 751 ASSETS. Upon the occurrence of an event which would otherwise cause a reduction in a Partner's respective interest in the Partnership's Section 751 assets ("substantially appreciated inventory" and "unrealized receivables" as defined in Section 751 of the Code), such as the admission of new Partners or otherwise, no such reduction shall occur with respect to Partners who were Partners immediately preceding such event and who continue to be Partners after the occurrence of such event but, rather, each such Partner shall retain his respective interest in the Partnership's Section 751 assets existing immediately prior to such event.

        7.7 PROHIBITION AGAINST RETROACTIVE ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Partner shall be allocated any loss, credit or income attributable to a period prior to his admission to the Partnership. In the event that a Partner Transfers all or a portion of his Partnership interest, or if there is a reduction in a Partner's Residual Percentage due to the admission of new Partners or otherwise, each Partner's distributive share of Partnership items of income, loss, credit, etc., shall be determined by taking into account each Partner's varying interests in the Partnership during the Partnership's taxable year. For this purpose, each Partner's distributive share shall be estimated by taking the pro rata portion of the distributive share such Partner would have included in his taxable income had he maintained his Residual Percentage throughout the Partnership year. Such proration shall be based upon the portion of the year during which such Partner held the Residual Percentage, except that extraordinary, nonrecurring items shall be allocated to the persons holding Partnership interests at the time such extraordinary items occur.

        7.8 ALLOCATION OF NONRECOURSE LIABILITIES. The "excess nonrecourse liabilities" of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated to the Partners in accordance with their respective Residual Percentages.

ARTICLE VIII.

                        TRANSFER OF PARTNERSHIP INTEREST

        8.1 PROHIBITION ON DISPOSITION OF GENERAL PARTNER'S INTEREST. Unless Approval by Partnership Vote is otherwise obtained, or except as otherwise permitted in this Agreement, the General Partner may not, directly or indirectly, by operation of law or otherwise (a) withdraw or resign from the Partnership, or (b) Transfer any or all of its interest in the Partnership. In addition, the General Partner shall not permit the Transfer of any interest in the General Partner unless Approval by Partnership Vote is obtained with respect to such Transfer. Any act in violation of this Section 8.1 shall be null and void as against the Partnership and the Limited Partners, except as otherwise required by law.

        8.2 GENERAL PARTNER CEASING TO BE A GENERAL PARTNER. Unless Approval by Partnership Vote is otherwise obtained, a General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events (hereinafter each referred to as an "EVENT OF WITHDRAWAL"):

            (a) such General Partner makes an assignment for the benefit of creditors; files a voluntary petition of bankruptcy; is adjudicated as bankrupt or insolvent or is the subject of an order for relief under the bankruptcy laws; files a petition or answer seeking for itself any reorganization, arrangement or similar relief under any statute, law or regulation; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its properties;

            (b) such General Partner fails to dismiss within one hundred twenty
(120) days after the commencement of any proceeding which attempts to attach or charge the General Partner's Partnership interest or which seeks reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief against the General Partner under any statute, law or regulation, or if within ninety (90) days after a court order attaching or charging its Partnership interest or the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such General Partner or all or any substantial part of its properties, the order or appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the order or appointment is not vacated;

            (c) In the case of any General Partner which is a corporation, limited partnership or limited liability company, the filing of a certificate of dissolution or its equivalent for the corporation, limited partnership or limited liability company, or the revocation of its charter or authority to do business in the jurisdiction of its formation;

            (d) The withdrawal of a General Partner from the Partnership as provided in Section 8.1 above; or

            (e) The Transfer by a General Partner of all or any part of its interest in the Partnership except as approved by Partnership Vote pursuant to
Section 8.1.

            Any person ceasing to be a General Partner (other than as a result of paragraph (d) and (e) of this Section 8.2) shall automatically become a limited partner of the Partnership having the same percentage interest in the profits, losses and distributions of the Partnership that it had while it was a general partner, and provided further that in the event that the Partners elect to continue the Partnership pursuant to Section 12.1(b) below, and a new General Partner is admitted to the Partnership to enable the Partnership to continue, then the General Partner being converted to a limited partner shall Transfer a ..005% Residual Percentage to the newly admitted general partner. Such Transfer shall not reduce the interest in the Partnership of any Partner other than the General Partner which is being converted to a limited partner.

        8.3 GENERAL PROHIBITION AGAINST TRANSFERS OF LIMITED PARTNER'S INTEREST. A Limited Partner may not Transfer any or all of such Partner's interest in the Partnership except as permitted in Section 8.4. Any act in violation of this Article shall be null and void as against the Partnership and the Partners, except as otherwise provided by law.

        8.4 CONDITIONS UPON TRANSFERS BY A LIMITED PARTNER. A Limited Partner may Transfer all or any part of such Partner's interest in the Partnership only with the written consent of the General Partner and Approval by Partnership Vote; provided, however, that the General Partner's written consent shall not be given unless:

                (i) the General Partner is satisfied that the proposed Transfer will not have any adverse effect upon the Partnership or the Partners under federal income tax laws then in effect or cause any default in any loan documents of the Partnership or the Property owner;

                (ii) the General Partner has received, if requested, an opinion from counsel for the Partnership to the effect that such Transfer will not violate federal or state securities laws or regulations; and

                (iii) the person, firm or entity to acquire such interest agrees to comply with all terms of this Agreement, including without limitation Section
8.5 below.

        8.5 SUBSTITUTION OF ASSIGNEE. No Transferee of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to be admitted to the Partnership and become a Limited Partner unless and until all of the Partners in their absolute discretion consent and all of the following conditions are satisfied:

            (a) the Transferor and Transferee execute and acknowledge a written instrument of assignment, together with such other instruments as the General Partner may deem necessary or desirable to effect the admission of the Transferee as a substitute Limited Partner; and

            (b) an instrument specifically Transferring such interest, signed by both assignor and assignee, shall be filed with the General Partner, and until such instrument is so filed, the Partnership shall not recognize any Transfer of interest for the purposes of making payments of profits, income or any other distribution with respect to such interest.

        8.6 BUY-SELL IN EVENT OF OFFER TO PURCHASE ASSETS.

            (a) If a BONA FIDE offer is made to the Partnership for the purchase of the then-remaining portion of the Property still owned by the Partnership, the General Partner shall notify the Partners of such offer, and if one or more Partners desires to accept such offer and the other Partners do not, then the Partners who do not want to accept the offer (whether one or more, the "PURCHASING PARTNER") shall, at the request of the Partners who want to accept the offer (whether one or more, the "SELLING PARTNER"), purchase the interest in the Partnership owned by the Selling Partner. The purchase price payable by the Purchasing Partner to the Selling Partner shall be an amount equal to the amount which the Selling Partner would have received had the Property been sold by the Partnership for the amount offered which the Selling Partner wished to accept. Closing shall occur at the offices of the Partnership no later than 60 days following the date notice from the Selling Partner is delivered to the Purchasing Partner, requesting that the Purchasing Partner purchase the Selling Partner's Partnership Interest.

            (b) At the closing, the applicable interests in the Partnership shall be duly conveyed, free of all liens and encumbrances. The purchase price shall be paid by wire transfer of immediately available federal funds, unless a different manner of payment was set forth in the offer or is otherwise agreed to by the Partnership. At the election of the Purchasing Partner, the applicable interests in the Partnership to be purchased may be acquired in the name of a nominee (whether or not such nominee is an Affiliate of the Purchasing Partner), provided, that the Purchasing Partner shall have designated such nominee by written notice prior to the date of purchase. It shall be a condition of the Selling Partner's obligation to proceed with any such purchase that the Purchasing Partner shall have obtained releases of any guaranties of indebtedness of the Partnership executed by the Selling Partner or any Affiliates of (or principals in) the Selling Partner. The Purchasing Partner, in addition to paying at the closing the purchase price, shall be obligated to loan to the Partnership an amount sufficient to discharge at the closing all outstanding and unpaid obligations of the Partnership to the Selling Partner as of such time.

            (c) Upon receipt of the purchase price, the Selling Partner shall execute and deliver all documents reasonably required to transfer the interest in the Partnership being sold. The Selling Partner shall also execute such resignations and other documents as may be reasonably required by counsel for the Partnership to accomplish the withdrawal of the Selling Partner as a Partner of the Partnership and the Purchasing Partner shall assume all of the Selling Partner's obligations to the Partnership and any of its creditors under any loans to the Partnership permitted by this Agreement, such assumptions to be in form reasonably satisfactory to counsel for the Selling Partner.

            (d) It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 8.6 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and Partners' relationship. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

        8.7 AUTHORITY OF GENERAL PARTNER. For purposes of Section 8.6 above, the General Partner and BH Fund shall be treated as one Partner and the General Partner shall make all decisions on behalf of the General Partner and BH Fund in respect of the procedure set forth in Section 8.6. BH Fund hereby irrevocably constitutes and appoints the General Partner as its attorney-in-fact with full power to bind BH Fund hereunder and execute documents of transfer on its behalf.

        8.8 COST AND EXPENSE OF TRANSFER; ALLOCATION OF PROFITS AND LOSSES. All costs and expenses incurred by the Partnership in connection with any disposition of a Partner's interest, including any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Partner disposing of such interest. If an interest in the Partnership is disposed of pursuant to this Article VIII, the selling Partner shall nevertheless be entitled to a portion of the profits and be charged with a portion of the losses allocated to such interest or part thereof for the fiscal year of the Partnership in which such disposition occurs, consistent with
Section 7.7 above.

                                  ARTICLE IX.

                        OWNERSHIP OF PARTNERSHIP PROPERTY

        All real or personal property, including all improvements placed or located thereon, acquired by the Partnership shall be owned by and in the name of the Partnership, such ownership being subject to the other terms and provisions of this Agreement.

                                   ARTICLE X.

                                 FISCAL MATTERS

        10.1 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

        10.2 RECORDS; FINANCIAL STATEMENTS.

            (a) Proper books and records shall be kept with reference to all Partnership transactions at the principal place of business of the Partnership, and each Partner shall at all reasonable times during business hours have access thereto. The books shall be kept in such manner of accounting as shall properly reflect the actions of the Partnership in accordance with accounting principles generally accepted within the industry and consistently applied on such basis as will, in the opinion of the Partnership's accountants, be most advantageous to the Partnership. The books and records shall include the designation and identification of any property in which the Partnership owns a beneficial interest. The books and records of the Partnership shall be reviewed annually at the expense of the Partnership by an independent certified public accountant selected by the General Partner, who shall prepare and deliver to the Partnership, for filing, the appropriate federal Partnership income tax return(s) before March 31 of each year. The General Partner shall provide each Limited Partner with a copy of the Partnership income tax return at least ten
(10) business days prior to filing such return. The Partnership shall report its operations for tax purposes on the accrual basis.

            (b) The General Partner shall, at Partnership expense, furnish (or request the manager of the Property to furnish) to the Partners (i) on or before the twentieth (20th) day of each calendar quarter, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Partnership during the preceding calendar quarter and comparing the results of operations of the Partnership for such calendar quarter and for the year to date to the appropriate Operating Budget, (ii) on or before one hundred twenty (120) days after the end of each fiscal year, a balance sheet of the Partnership dated as of the end of such fiscal year, a statement of the Partners' Capital Accounts and Capital Contribution Balances, a statement of Distributable Cash, and a statement setting forth the Profits and Losses for such fiscal year, audited by an independent firm of certified public accountants as determined by Approval by Partnership Vote, and (iii) from time to time, all other information relating to the Partnership and the business and its affairs reasonably requested by any Partner.

        10.3 ACCOUNTS. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a bank designated by the General Partner or with an agent designated by the General Partner. Checks shall be drawn upon the Partnership account or accounts only for purposes of the Partnership and shall be signed by the General Partner.

        10.4 FEDERAL TAX ELECTIONS. All elections for federal tax purposes, including but not limited to an election to adjust the basis of the assets of the Partnership pursuant to Section 754 of the Code, and the adoption of accelerated depreciation or cost recovery methods required or permitted to be made by the Partnership under the Code shall be determined by Approval by Partnership Vote.

        10.5 TAX AUDITS. The General Partner shall be designated as the "tax matters partner" of the Partnership as defined in Sections 6221 ET SEQ, of the Code and, in the event of an audit of the Partnership by the Internal Revenue Service ("IRS"), the General Partner, at Partnership expense, shall have the exclusive right to conduct all negotiations with the Internal Revenue Service on behalf of the Partnership, and the attorneys and accountants selected by the Partners to conduct such negotiations are hereby specifically authorized by the Partners to act on behalf of the Partnership in such negotiations, and each Partner will execute such further authority as the IRS may require to permit the General Partner and its selected attorneys and accountants to so represent the Partners; provided the General Partner shall not take any action take any action contemplated by Sections 6222 through 6232 of the Code without prior Approval by Partnership Vote. This provision is not intended to authorize the General Partner to take any action left to the determination of an individual Partner under Sections 6222 through 6232 of the Code.

                                  ARTICLE XI.

                                    AMENDMENT

        11.1 AUTHORITY TO AMEND. Except as provided in Section 11.2 below, this Agreement may only be altered or amended by a written instrument signed by the General Partner and Limited Partners holding a Majority in Interest of the Residual Percentages, provided that no amendment may reduce a Partner's economic interest in the Partnership without the Partner's prior written consent.

        11.2 AMENDMENTS BY GENERAL PARTNER WHICH REQUIRE NO APPROVAL. Notwithstanding Section 11.1 hereof, the following amendments to this Agreement may be made by the General Partner, without approval of the Limited Partners:

             (a) a clarification which does not change the substance hereof;

             (b) a change in the name of the Partnership;

             (c) a change in the name and address of a Partner designated in Article II pursuant to a request from that Partner;

             (d) a modification which is necessary or appropriate, in the opinion of counsel for the Partnership, to satisfy the requirements of the Code with respect to partnerships or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the economic interests of any Limited Partner without that Limited Partner's consent.

                                  ARTICLE XII.

                         DISSOLUTION OF THE PARTNERSHIP

        12.1 DISSOLUTION.

            (a) It is the intention of the Partners that the Partnership shall be continued by the Partners, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would otherwise result in a dissolution of the Partnership pursuant to the law of the State of Texas, and no Partner shall be released or relieved of any duty or obligation hereunder by reason of any such dissolution; provided, however, that the Partnership shall be terminated, its affairs wound up and its property and assets distributed on the earlier of:

                (i) expiration of the Partnership term as provided in Section
1.5 hereof;

                (ii) the written consent of the General Partner and the Limited Partners holding a Majority in Interest of the Residual Percentages;

                (iii) an Event of Withdrawal of a General Partner (as defined in Article VIII hereof) unless at the time of the Event of Withdrawal, there is at least one (1) other General Partner or the provisions of Section 12.1(b) below are satisfied;

                (iv) the disposition (including condemnation or casualty loss) of all or substantially all of the property and assets of the Partnership and receipt of the proceeds from such sale of other disposition (except under circumstances where (x) all or a portion of the purchase price is payable after the closing of the sale or other disposition, or (y) the Partnership retains a material economic or ownership interest in the entity to which all or substantially all of its assets are Transferred); or

                (v) dissolution by law or appropriate judicial decree.

            (b) Upon the occurrence of any Event of Withdrawal of a General Partner at a time when there is no other General Partner, the Partnership shall be continued if, within a period of ninety (90) days from the date of such occurrence, all other Partners agree in writing that the Partnership shall be continued and designate one or more individuals or legal entities to be admitted to the Partnership as a General Partner, which agreement shall be effective as of the date of the occurrence of the applicable Event of Withdrawal. Any such individual or legal entity shall, upon admission to the Partnership, succeed to all of the rights and powers of a General Partner hereunder.

            (c) Dissolution of the Partnership shall be effective on December 31, 2053 or the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Certificate shall have been canceled and the assets of the Partnership shall have been distributed as provided below. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership as aforesaid, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

            (d) The bankruptcy, insolvency, dissolution, or adjudication of incompetency of a Limited Partner shall not cause the dissolution of the Partnership. In the event of the bankruptcy, or incompetency of a Limited Partner, its administrators or representatives ("Successor") shall have the same rights that such Limited Partner would have had if it had not become bankrupt, except that, in the event of bankruptcy, such Successor shall have no right to participate in the management of the Partnership or vote on any Partnership matter unless such Successor is admitted to the Partnership as a Limited Partner pursuant to Section 8.5, and the interest of such Limited Partner in the Partnership shall, until the termination of the Partnership, otherwise be subject to the terms, provisions and conditions of this Agreement as if such Limited Partner had not become bankrupt. In the event of any other withdrawal of a Limited Partner, the Limited Partner shall only be entitled to Partnership distributions distributable to it but not actually paid to it prior to such withdrawal and shall not have any right to have its interest in the Partnership purchased or paid for.

            (e) Notwithstanding anything in this Agreement to the contrary, upon a sale of all or substantially all of the assets of the Partnership in a single transaction (a "SINGLE SALE TRANSACTION") where all or any portion of the consideration payable to the Partnership is to be received by the Partnership more than ninety (90) days after the date on which such Single Sale Transaction occurs, the Partnership shall continue for purposes of collecting the deferred payments and making distributions to the Partners. In such event (i) gain recognized and cash distributed in any year as a result of such Single Sale Transaction shall be allocated and distributed among the Partners in the same proportion as such gain and cash would have been allocated and distributed were the entire gain resulting from such Single Sale Transaction required to be recognized for Federal income tax purposes in the year in which such Single Sale Transaction occurred; and (ii) income attributable to interest on deferred payments shall be allocated among, and such interest shall be distributed to, the Partners as if the deferred payment obligations received by the Partnership had been distributed to the Partners pursuant to Section 6.1.

        12.2 WIND-UP OF AFFAIRS. As expeditiously as possible following the occurrence of an event giving rise to a termination of the Partnership pursuant to Section 12.1 above, the General Partner(s) or, if none, all of the Limited Partners or a liquidator appointed by all of the Limited Partners (the General Partner, Limited Partners or such liquidator, as the case may be, is referred to here as the "LIQUIDATOR") shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate. As soon as possible after the dissolution of the Partnership, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by the independent accountants then acting for the Partnership setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within ninety (90) days after such dissolution. Thereafter, the Liquidator shall wind up the affairs of the Partnership and distribute the Partnership assets in the following order of priority:

            (a) to creditors (including Partners who are creditors) in satisfaction of the liabilities of the Partnership, other than liabilities to existing and former Partners for distributions from the Partnership;

            (b) to the establishment of any reserves which the Liquidator deems reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Partnership. Such reserves shall be paid over by the Liquidator to an escrow agent or shall be held by the Liquidator for the purpose of disbursing such reserves in payment of any of such contingencies. At the expiration of such period as the Liquidator deems advisable, the balance thereof shall be distributed in the manner and order provided in this Section;

            (c) to existing and former Partners in satisfaction of any liabilities to them, if any, for distributions from the Partnership;

            (d) to Partners in accordance with Section 6.1 above.

         Notwithstanding anything to the contrary, in the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and an event described in Section 12.1(a) shall have occurred, liquidating distributions shall be made pursuant to this Section 12.2 by the end of the taxable year in which the Partnership is liquidated, or, if later, within ninety
(90) days after the date of such liquidation. Distributions pursuant to the preceding sentence may be made to a trust for the purpose of an orderly liquidation of the Partnership by the trust in accordance with the Act.

        12.3 COMPLIANCE WITH TREASURY REGULATIONS. It is the intent of the Partners that the allocations provided in Section 7.1 result in distributions required pursuant to Section 12.2(d) being in accordance with positive Capital Accounts as provided for in the Treasury Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by
Section 7.1, the Capital Accounts of the Partners are in such ratios or balances that distributions pursuant to Section 12.2(d) would not be in accordance with the positive Capital Accounts of the Partners as required by the Treasury Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by Section 12.2(d). Rather, the liquidator will have the authority to make other allocations of Profits and Losses (or items thereof) among the Partners which, to the extent possible, will result in the Capital Accounts of each Partners having a balance prior to distribution equal to the amount of distributions to be received by such Partners pursuant to Section 12.2(d).

        12.4 NO DEFICIT CAPITAL ACCOUNT OBLIGATION. Notwithstanding anything else to the contrary in this Agreement, upon a liquidation within the meaning of
Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution, and the negative balance of such Partner's Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other Person for any purpose whatsoever.

        12.5 DISTRIBUTION IN KIND. If any assets of the Partnership are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Partners. Prior to distribution, such assets shall be deemed to have been sold for their fair market values and the Capital Accounts of the Partners shall be adjusted pursuant to the terms of this Agreement to reflect the allocation of gain or loss which would have resulted from such deemed sale.

        12.6 CANCELLATION OF CERTIFICATE. Upon the dissolution and the final liquidation of the Partnership, there shall be filed for record as provided by Texas law a Certificate of Cancellation executed by the General Partner.

        12.7 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER PARTNERS. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash contribution of one or more Partners, such Partner or Partners shall have no recourse against any other Partner.

                                 ARTICLE XIII.


                            MISCELLANEOUS PROVISIONS

        13.1 NOTICES. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) when delivered in person, or (ii) when delivered by commercial courier such as Federal Express, Express Mail or other overnight delivery service where delivery is evidenced by written receipt, addressed to the appropriate party at the addresses set forth in
Article II, or such other address of the party as may have been changed as provided herein. Any party may change the address to which notices will be given by giving notice of such change to the other parties, in accordance with the provisions of this Section 14.1.

        13.2 GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.

        13.3 EXECUTION OF OTHER AGREEMENTS. The parties hereto covenant and agree that they will execute such other further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

        13.4 NO ACTION FOR PARTITION. No Partner shall be entitled to bring an action for partition against the Partnership, and each Partner hereby irrevocably waives, during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain an action for partition with respect to any of the assets of the Partnership.

        13.5 PARAGRAPH HEADINGS. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

        13.6 BINDING EFFECT AND BENEFIT. This Agreement is binding on, and shall inure to the benefit of, all of the parties hereto and to their respective heirs, executors, administrators, legal representatives, and successors and assigns where permitted by this Agreement.

        13.7 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single contract, and each of such counterparts shall for all purposes be deemed to be an original. This Agreement may be executed and delivered by fax (telecopier); any original signatures that are initially delivered by fax shall be physically delivered with reasonable promptness thereafter. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        13.9 GENDER. Wherever the context so requires, all words herein in the neuter gender shall be deemed to include the feminine or masculine genders, and vice versa, all singular words shall include the plural, and all plural words shall include the singular.

        13.10 ENTIRE AGREEMENT. This Agreement, together with all Exhibits hereto and all other documents referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements or conditions, express or implied, oral or written.

        13.11 VALIDITY. In the event that all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

        13.12 INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege; nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

        13.13 REMEDIES. In the event of any breach of this Agreement by any Partner or default by any Partner in connection with performing any obligation of such Partner under this Agreement, the Partnership's and the non-defaulting Partner's rights and remedies contained herein or in any other agreement shall be cumulative and shall not be exclusive of any other rights or remedies which the Partnership or the non-defaulting Partner may have at law or in equity.

        13.14 INTERPRETATION. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

        13.15 TIME OF ESSENCE. TIME IS OF THE ESSENCE in connection with this Agreement.

        13.16 ALTERNATIVE DISPUTE RESOLUTION. If a dispute, controversy or claim (whether based upon contract, tort, statute, common law or otherwise) (collectively a "DISPUTE") arises from or relates directly or indirectly to the subject matter hereof, and if the Dispute cannot be settled through direct discussions, the parties hereto shall first endeavor to resolve the Dispute by participating in at least eight (8) hours of mediation administered by the American Arbitration Association under its Commercial Mediation Rules before filing a lawsuit to determine the resolution of such Dispute.

        13.17 NOTICE OF INDEMNIFICATION. THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTION 5.2.

                                  ARTICLE XIV.

                          SECURITIES LAW CONSIDERATIONS

        14.1 NO REGISTRATION/RESTRICTION ON SALE. THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY OTHER APPLICABLE STATE, INCLUDING WITHOUT LIMITATION THE STATE OF TEXAS. THE PARTNERSHIP INTERESTS MAY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

        14.2 COMPLIANCE WITH SECURITIES LAWS. The Limited Partners acknowledge and confirm that their Limited Partnership interests have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable. No Transfer of all or any part of a Limited Partnership interest (except a Transfer upon the death, incapacity or bankruptcy of a Limited Partner to his personal representative and beneficiaries), including, without limitation, any Transfer of a right to distributions, profits and/or losses to a person who does not become a Partner, may be made unless the Partnership is provided with an opinion of counsel acceptable to the General Partner (both as to the identity of the counsel and the substance of the opinion) to the effect that such offer or assignment (a) may be effected without registration under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Partnership or the General Partner.

        14.3 ACCESS TO INFORMATION. Each of the Limited Partners represents to the General Partner and the Partnership that before determining to enter into this Agreement and to invest in the Partnership, each Limited Partner made an independent investigation into the Partnership and the General Partner and that it received whatever information it deemed necessary or relevant in order to decide whether to enter into this Agreement or invest in the Partnership. Each Limited Partner acknowledges that the financial materials provided to the Limited Partners are only estimates of expected future operations based on assumptions about future markets and there is no assurance that such projections will be realized.

                            [SIGNATURE PAGES FOLLOW]






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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement of
Limited Partnership as of the date first above written.

                                        GENERAL PARTNER:
                                        ---------------

                                        BEHRINGER HARVARD 4245 CENTRAL GP,
                                        LLC, a Texas limited liability company


                                        By:_____________________________________
                                        Name:___________________________________
                                        Its:____________________________________









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                                  LIMITED PARTNERS:
                                  ----------------

                                  BEHRINGER HARVARD SHORT-TERM
                                        OPPORTUNITY FUND I, LP, a Texas
                                        limited partnership

                                  By:    Behringer Harvard Advisors II LP, a
                                         Texas limited partnership, its General
                                         Partner

                                         By:  Harvard Property Trust, LLC
                                              Its General Partner

                                              By:___________________________
                                              Name:_________________________
                                              Title:________________________







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



                                     REALTY AMERICA GROUP (4245
                                     CENTRAL), LP, a Texas limited partnership

                                     By:  Realty America Group Investments, LLC,
                                           a Texas limited liability company
                                           Its General Partner

                                           By:__________________________________
                                           Name:  Webb M. Sowden, III
                                           Title:  Member




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                                                   HSAD PARTNERS,
                                                   a Texas general partnership
                                                   By: _________________________
                                                   Name: _______________________
                                                   Title: ______________________





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





                                                   BGO INVESTMENTS,
                                                   a Texas general partnership
                                                   By: _________________________
                                                   Name: _______________________
                                                   Title: ______________________





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